Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2018 RESULTS
AND PROVIDES 2019 EARNINGS GUIDANCE

Highlights include:

•	Record annual sales of $3.0 billion for 2018, up 8% from 2017

•	2018 operating margin of 10.5%, up 30 bps from 2017

•	Record 2018 diluted EPS of $5.62, an increase of 25% over 2017 including a $0.36 ASU tax benefit

•	2019 diluted EPS guidance range of $6.05 to $6.35 including an estimated $0.18 ASU tax benefit
______________________

COVINGTON, LA. (February 14, 2019) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2018 results.

“We delivered solid results in 2018. Despite a later than normal start to the season, and an earlier end, we produced sales growth of 8% in 2018 on top of sales growth of 8% in 2017. Our focus on organic growth, process discipline and value creation allowed us to convert this top line growth into operating income growth of 10% over last year,” commented Peter D. Arvan, President and CEO.

Net sales increased 8% to a record high of $3.00 billion for the year ended December 31, 2018 compared to $2.79 billion in 2017. Base business sales increased 7% fueled by market share gains and continued demand for discretionary products such as building materials, lighting and pool equipment. We also delivered double-digit sales growth for commercial pool products in North America, where demand and market share gains were strong.

Gross profit reached a record $870.2 million for the year ended December 31, 2018, an 8% increase over gross profit of $805.3 million in 2017. Gross margin grew 10 basis points to 29.0% in 2018 compared to 28.9% in 2017. Execution of our supply chain management initiatives in a higher than normal industry inflationary environment in the back half of the year contributed to our results.

Selling and administrative expenses (operating expenses) increased 7% to $556.3 million in 2018, up from $520.9 million in 2017, with base business operating expenses up 5% over last year. The increase in base business operating expenses was primarily due to higher growth-driven labor and freight expenses, as well as greater facility-related costs. Lower performance‑based compensation expense partially offset these increases.

Operating income for the year increased 10% to $313.9 million, up from $284.4 million in 2017. Operating margin increased to 10.5% in 2018 compared to 10.2% in 2017, with a 40 basis point increase in base business operating margin.

Both Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, which we adopted on January 1, 2017, and U.S. tax reform enacted in December 2017 impacted our income tax provision in 2018 and 2017. Our effective tax rate was 20.1% in 2018 and 29.0% in 2017. We recorded a $15.3 million, or $0.36 per diluted share, benefit from ASU 2016-09 for the year ended December 31, 2018 compared to a benefit of $12.6 million, or $0.24 per diluted share, realized in the same period in 2017. Excluding the benefits from ASU 2016-09, our effective tax rate was 25.3% in 2018 and 33.7% in 2017. We expect our annual effective tax rate (excluding the benefit from ASU 2016-09) for 2019 will approximate 25.5%, which is a reduction compared to our historical rate of approximately 38.5% due to the impact of U.S. tax reform.

Net income attributable to Pool Corporation increased 22% to a record $234.5 million in 2018 compared to $191.6 million in 2017. Earnings per share increased 25% to a record $5.62 per diluted share compared to $4.51 per diluted share in 2017. Excluding the $0.36 per diluted share impact of ASU 2016-09 in 2018 and $0.24 in 2017, diluted earnings per share increased 23% over last year. Adjusted EBITDA (as defined in the addendum to this release) increased 10% to $353.4 million in 2018 compared to $322.2 million in 2017 and was 11.8% of net sales in 2018 compared to 11.6% of net sales in 2017.

On the balance sheet at December 31, 2018, total net receivables, including pledged receivables, increased 6% over the prior year. Inventory levels grew 25% to $672.6 million compared to $536.5 million last year. In the second half of 2018, we increased our inventory purchases by approximately $100 million in advance of greater than normal vendor price increases, which negatively impacted 2018 operating cash flow, but should positively impact operating income and cash flow in early 2019. Total debt outstanding increased $147.1 million, or 28% over last year’s balance, primarily to fund the inventory buys and share repurchases.

Cash provided by operations was $118.7 million in 2018, compared to $175.3 million in 2017. The decline in cash provided by operations reflects timing differences from the pre-price increase inventory purchases discussed above, partially offset by cash savings from a lower tax rate as a result of tax reform. We should see a benefit to our 2019 cash flows as this inventory is sold. Our return on invested capital (as defined in the addendum to this release) for 2018 was 27.7%, an improvement over 2017 return on invested capital of 24.7%.

Net sales increased 6% to $543.1 million in the fourth quarter of 2018 on top of 15% growth achieved in the fourth quarter of 2017. In addition to the difficult comparison from prior year, fourth quarter 2018 sales were impacted by cooler and wetter weather in Texas and our seasonal markets. Gross margin increased 100 basis points to 29.5% in the fourth quarter of 2018 due to our supply chain management initiatives to address the vendor price increases discussed above. Operating income in the fourth quarter of 2018 grew 50% to $26.0 million compared to $17.3 million in the same period last year. Operating margin increased 140 basis points in the quarter, including a 160 basis point increase in base business operating margin. Net income attributable to Pool Corporation in the fourth quarter of 2018 was $16.8 million compared to $25.7 million in the comparable 2017 period, which benefited more from the favorable income tax adjustments. Earnings per diluted share was $0.41 in the fourth quarter of 2018, or $0.37 excluding the $0.04 per diluted share impact from ASU 2016-09, compared to $0.62, or $0.50 excluding the $0.12 impact from ASU 2016-09, for the same period last year. Last year’s fourth quarter net income also included a tax benefit of $12.0 million related to U.S. tax reform enacted in the fourth quarter of 2017.

“We look forward to executing our strategic plan in 2019. Our customers are reporting solid backlogs, and our team is focused on growth and value creation with our customers, while continuing to deliver solid operating leverage through capacity creation and execution. Based on these factors, we expect earnings for 2019 will be in the range of $6.05 to $6.35 per diluted share, including an estimated $0.18 favorable impact from ASU 2016-09,” said Arvan.

Based on our December 31, 2018 stock price, we estimate that we have approximately $7.2 million in unrealized excess tax benefits related to stock options that will expire in the second quarter of 2019 and restricted stock awards that will vest in the first half of 2019, adding $0.18 in diluted earnings per share over the first and second quarters. We have included this benefit in our earnings guidance; however, additional tax benefits could be recognized related to stock option exercises in 2019 from grants that expire in years after 2019, for which we have not included any expected benefits.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2018, POOLCORP operates 364 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017 (1)

Net sales	$543,082	$510,183	$2,998,097	$2,788,188
Cost of sales	382,640	364,785	2,127,924	1,982,899
Gross profit	160,442	145,398	870,173	805,289
Percent	29.5%	28.5%	29.0%	28.9%

Selling and administrative expenses	134,472	128,139	556,284	520,918
Operating income	25,970	17,259	313,889	284,371
Percent	4.8%	3.4%	10.5%	10.2%

Interest and other non-operating expenses, net	6,448	3,581	20,896	15,189
Income before income taxes and equity earnings	19,522	13,678	292,993	269,182
Provision for income taxes (2)	2,786	(11,969)	58,774	77,982
Equity earnings in unconsolidated investments, net	75	18	242	139
Net income	16,811	25,665	234,461	191,339
Net loss attributable to noncontrolling interest	—	—	—	294
Net income attributable to Pool Corporation	$16,811	$25,665	$234,461	$191,633

Earnings per share:
Basic	$0.42	$0.64	$5.82	$4.69
Diluted	$0.41	$0.62	$5.62	$4.51
Weighted average shares outstanding:
Basic	40,002	40,164	40,311	40,838
Diluted	41,274	41,715	41,693	42,449

Cash dividends declared per common share	$0.45	$0.37	$1.72	$1.42

(1)	Derived from audited financial statements.

(2)	Our income tax provision for the fourth quarter of 2017 reflects a benefit realized related to the enactment of the Tax Cuts and Jobs Act.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2018	2017 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$16,358	$29,940	$(13,582)	(45)%
Receivables, net (2)	69,493	76,597	(7,104)	(9)
Receivables pledged under receivables facility	138,308	119,668	18,640	16
Product inventories, net (3)	672,579	536,474	136,105	25
Prepaid expenses and other current assets	18,506	19,569	(1,063)	(5)
Total current assets	915,244	782,248	132,996	17

Property and equipment, net	106,964	100,939	6,025	6
Goodwill	188,472	189,435	(963)	(1)
Other intangible assets, net	12,004	13,223	(1,219)	(9)
Equity interest investments	1,213	1,127	86	8
Other assets	16,974	14,090	2,884	20
Total assets	$1,240,871	$1,101,062	$139,809	13%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$237,835	$245,249	$(7,414)	(3)%
Accrued expenses and other current liabilities	58,607	65,482	(6,875)	(10)
Short-term borrowings and current portion of long-term debt	9,168	10,835	(1,667)	(15)
Total current liabilities	305,610	321,566	(15,956)	(5)

Deferred income taxes	29,399	24,585	4,814	20
Long-term debt, net	657,593	508,815	148,778	29
Other long-term liabilities	24,679	22,950	1,729	8
Total liabilities	1,017,281	877,916	139,365	16
Total stockholders’ equity	223,590	223,146	444	—
Total liabilities and stockholders’ equity	$1,240,871	$1,101,062	$139,809	13%

(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $6.2 million at December 31, 2018 and $3.9 million at December 31, 2017.

(3)	The inventory reserve was $7.7 million at December 31, 2018 and $6.3 million at December 31, 2017.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2018	2017 (1)	Change
Operating activities
Net income	$234,461	$191,339	$43,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,122	24,157	1,965
Amortization	1,793	1,568	225
Share-based compensation	12,874	12,482	392
Equity earnings in unconsolidated investments, net	(242)	(139)	(103)
Net losses (gains) on foreign currency transactions	560	(171)	731
Other (2)	8,928	(3,976)	12,904
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(14,371)	(21,903)	7,532
Product inventories	(142,170)	(35,783)	(106,387)
Prepaid expenses and other assets	1,018	(4,096)	5,114
Accounts payable	(6,567)	5,077	(11,644)
Accrued expenses and other current liabilities	(3,750)	6,756	(10,506)
Net cash provided by operating activities	118,656	175,311	(56,655)

Investing activities
Acquisition of businesses, net of cash acquired	(2,578)	(12,834)	10,256
Purchase of property and equipment, net of sale proceeds	(31,580)	(39,390)	7,810
Other investments, net	—	4	(4)
Net cash used in investing activities	(34,158)	(52,220)	18,062

Financing activities
Proceeds from revolving line of credit	1,138,195	1,067,868	70,327
Payments on revolving line of credit	(998,503)	(1,011,977)	13,474
Proceeds from asset-backed financing	198,400	161,600	36,800
Payments on asset-backed financing	(189,900)	(145,100)	(44,800)
Proceeds from short-term borrowings and current portion of long-term debt	17,127	27,333	(10,206)
Payments on short-term borrowings and current portion of long-term debt	(18,793)	(17,603)	(1,190)
Payments of deferred acquisition consideration	(661)	(324)	(337)
Payments of deferred financing costs	(106)	(1,104)	998
Purchase of redeemable non-controlling interest	—	(2,573)	2,573
Proceeds from stock issued under share-based compensation plans	13,569	11,466	2,103
Payments of cash dividends	(69,430)	(58,029)	(11,401)
Purchases of treasury stock	(187,469)	(146,006)	(41,463)
Net cash used in financing activities	(97,571)	(114,449)	16,878
Effect of exchange rate changes on cash and cash equivalents	(509)	(658)	149
Change in cash and cash equivalents	(13,582)	7,984	(21,566)
Cash and cash equivalents at beginning of period	29,940	21,956	7,984
Cash and cash equivalents at end of period	$16,358	$29,940	$(13,582)

(1)	Derived from audited financial statements.

(2)	The Tax Cuts and Jobs Act resulted in an additional $12.0 million of net income in 2017, all of which was non-cash.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2018	2017	2018	2017	2018	2017
Net sales	$537,396	$509,791	$5,686	$392	$543,082	$510,183

Gross profit	158,576	145,305	1,866	93	160,442	145,398
Gross margin	29.5%	28.5%	32.8%	23.7%	29.5%	28.5%

Operating expenses	131,749	127,912	2,723	227	134,472	128,139
Expenses as a % of net sales	24.5%	25.1%	47.9%	57.9%	24.8%	25.1%

Operating income (loss)	26,827	17,393	(857)	(134)	25,970	17,259
Operating margin	5.0%	3.4%	(15.1)%	(34.2)%	4.8%	3.4%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2018	2017	2018	2017	2018	2017
Net sales	$2,957,006	$2,776,103	$41,091	$12,085	$2,998,097	$2,788,188

Gross profit	857,590	801,716	12,583	3,573	870,173	805,289
Gross margin	29.0%	28.9%	30.6%	29.6%	29.0%	28.9%

Operating expenses	541,462	516,183	14,822	4,735	556,284	520,918
Expenses as a % of net sales	18.3%	18.6%	36.1%	39.2%	18.6%	18.7%

Operating income (loss)	316,128	285,533	(2,239)	(1,162)	313,889	284,371
Operating margin	10.7%	10.3%	(5.4)%	(9.6)%	10.5%	10.2%

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Turf & Garden, Inc. (1)	November 2018	4	November - December 2018
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - December 2018
Chem Quip, Inc. (1)	December 2017	5	December 2017 and January - December 2018
Intermark	December 2017	1	December 2017 and January - December 2018
E-Grupa	October 2017	1	October - December 2017 and January - December 2018
New Star Holdings Pty. Ltd.	July 2017	1	January - September 2018 and July - September 2017
Lincoln Aquatics (1)	April 2017	1	January - July 2018 and May - July 2017

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2018.

December 31, 2017	351
Acquired locations	5
New locations	9
Consolidated locations	(1)
December 31, 2018	364

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2018	2017

Net income	$234,461	$191,339
Add:
Interest and other non-operating expenses (1)	20,336	15,360
Provision for income taxes	58,774	77,982
Share-based compensation	12,874	12,482
Equity earnings in unconsolidated investments, net	(242)	(139)
Depreciation	26,122	24,157
Amortization (2)	1,102	976
Adjusted EBITDA	$353,427	$322,157

(1)	Shown net of interest income and net of gains and losses on foreign currency transactions and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $691 for 2018 and $592 for 2017. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2018	2017

Adjusted EBITDA	$353,427	$322,157
Add:
Interest and other non-operating expenses, net of interest income	(19,645)	(14,768)
Provision for income taxes	(58,774)	(77,982)
Net losses (gains) on foreign currency transactions	560	(171)
Other	8,928	(3,976)
Change in operating assets and liabilities	(165,840)	(49,949)
Net cash provided by operating activities	$118,656	$175,311

Return on Invested Capital

We calculate Return on Invested Capital (ROIC) using trailing four quarter results. We define ROIC as Net income attributable to Pool Corporation adjusted for Interest and other non-operating expenses, net (net of taxes at the effective tax rate), divided by the sum of average Long-term debt, net, average Short-term borrowings and the current portion of long-term debt and average Total stockholders’ equity from our financial statements as filed with the SEC.  We have included ROIC as a supplemental disclosure because we believe that it may be used by our investors, industry analysts and others as a measure of the efficiency and effectiveness of our use of capital.

ROIC is not a measure of financial performance under GAAP. We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement, balance sheet or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

The table below presents our calculation of ROIC at December 31, 2018 and 2017.

(Unaudited)	Year Ended December 31,
(in thousands)	2018	2017 (1)
Numerator (trailing four quarters total):
Net income attributable to Pool Corporation	$234,461	$179,633
Interest and other non-operating expenses, net	20,896	15,189
Less: taxes on Interest and other non-operating expenses, net at 20.1% and 33.4%, respectively	(4,200)	(5,073)
	$251,157	$189,749
Denominator (average of trailing four quarters):
Long-term debt, net	$602,984	$520,950
Short-term borrowings and current portion of long-term debt	15,190	11,030
Total stockholders’ equity	289,979	236,901
	$908,153	$768,881

Return on invested capital	27.7%	24.7%

(1)
To calculate ROIC for 2017, we reduced Net income attributable to Pool Corporation by $12.0 million, which represents our benefit related to the enactment of the Tax Cuts and Jobs Act. We also adjusted our effective tax rate and our December 31, 2017 retained earnings balance for this benefit. ROIC for 2017 based on reported amounts is 26.2%.